Investor Relations:
Kley Parkhurst, SVP
ePlus inc.
Tel: (703) 984-8150
kparkhurst@eplus.com

ePlus Announces Three Year Renewal of its Credit Agreement with National City Bank

HERNDON, VA - July 12, 2006 - ePlus inc. (Nasdaq NGM: PLUS - news), a leading provider of Enterprise Cost Management solutions, announced today that it has renewed its $35 million credit facility for an additional three year term. The two-bank facility includes the Agent bank, National City Bank ($20 million), and Branch Banking and Trust Company (“BB&T”) ($15 million). The amendment is a continuation of a banking relationship ePlus has had with National City for more than six years. The Company’s existing credit facility was due to expire on July 21, 2006. In connection with the extension, the banks extended the date by which ePlus must deliver its financial statements for the 2006 fiscal year, to July 28, 2006.

Kleyton L. Parkhurst, ePlus’ SVP and treasurer, stated, “The renewal of this credit facility for an additional three years reaffirms the strength of our relationships with some of our nation’s leading financial institutions. We are deeply appreciative of the level of support and service that we have received from the bank group, and would like to thank, in particular, Michael Labrum of National City and Ron Gudbrandsen of BB&T, for their continued support of ePlus. They understand the complexities of our multi-faceted business, and as a result, they are great partners.”

About National City Bank

National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company's Web site at www.NationalCity.com.

About Branch Banking and Trust

Winston-Salem, N.C.-based BB&T Corporation operates more than 1,400 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C. With $110 billion in assets, BB&T Corp. is the nation’s ninth largest financial holding company. More information about BB&T Corp. is available at www.bbt.com.

About ePlus inc.

A leading provider of Enterprise Cost Management, ePlus provides a comprehensive solution to reduce the costs of purchasing, owning, and financing goods and services. ePlus Enterprise Cost Management (eECM) packages business process outsourcing, eProcurement, asset management, product and catalog content management, supplier enablement, strategic sourcing, financial services, and document access and collaboration into a single integrated solution, all based on ePlus' leading business application software. The company is headquartered in Herndon, VA, and has more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management® are registered trademarks of ePlus inc.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.